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EVEREST REINSURANCE HOLDINGS, INC.

EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE
TREASURY STOCK METHOD
December 31, 1996 (Dollars in thousands)


                                                         Primary   Fully Diluted
                                                        Earnings        Earnings
                                                       Per Share       Per Share
                                                     -----------   -------------

Net income                                           $   112,027

Weighted average common shares outstanding            50,566,566

Earnings per share based on weighted average
  of common shares                                   $      2.22
                                                     ===========



Dilutive effect of options outstanding                   143,855         161,436
Dilutive effect of options exercised                         167             175
Dilutive effect of options cancelled                         247             254

Average number of common shares outstanding           50,566,566      50,566,566

Average number of common and common
  equivalent shares outstanding                       50,710,835      50,728,431

Net income                                           $   112,027     $   112,027

Earnings per share                                   $      2.21     $      2.21
                                                     ===========     ===========

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